EXHIBIT 99.1
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PRESS RELEASE
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         CoolSavings Reports Net Income and Positive Cash Flow
              from Operations for Second Quarter of 2003



HIGHLIGHTS:

     . Achieves net income profitability for first time in Company history;

     . 69% revenue growth for the quarter over same quarter of prior year;

     .     Net increase in cash for the third consecutive quarter;

     . Significant growth in revenue from key consumer packaged goods brands;

     .     Continued momentum for core and new service offerings


CHICAGO, IL - July 24, 2003 - CoolSavings, Inc. (OTC:BB CSAV), an online direct marketing and media company that provides smarter solutions to connect marketers to their target consumers, today reported results for the second quarter and six months ended June 30, 2003. The Company posted a 69% increase in revenues in the second quarter compared to the same quarter of 2002, reflecting an increase in the number of new member registrations and revenue-producing actions taken by members. Net revenues in the second quarter of 2003 were $8.6 million compared to $5.1 million in the same period of 2002. For the second quarter, net income was $0.1 million, compared to a net loss of $1.7 million reported for the same period of 2002. Net income for the second quarter of 2003 included charges for stock option compensation and lease exit costs of $0.3 million and $0.1 million, respectively. There were no similar charges in the second quarter of 2002.

Gross profit in the second quarter was $8.0 million, or 93% of net revenues, compared to $4.2 million, or 82% of net revenues in the second quarter of the prior year. The Company's total operating expenses in the quarter were $7.8 million, compared to total operating expenses of $5.6 million in the second quarter of the prior year. The Company's income from operations was $0.2 million for the second quarter of 2003 compared to a loss from operations of $1.4 million in the second quarter of 2002. Net loss applicable to common stockholders was $0.4 million, or $0.01 per share, compared to a net loss of $1.9 million, or $0.05 per share, reported for the same period of 2002. This improvement in profitability is largely attributable to the 69% increase in revenue over the same period of 2002.

"Achieving net income profitability in the second quarter of 2003 is a milestone for CoolSavings," commented Matthew Moog, President and Chief Executive Officer of CoolSavings, Inc. "In the second half of the year, we will continue to focus on the areas that helped us realize this important accomplishment: growth of our core and new services, strong member acquisition and activation, building relationships in key industries such as consumer packaged goods, and delivering a compelling experience to consumers."







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


SIX MONTH FINANCIAL HIGHLIGHTS

Net revenues in the six month period ended June 30, 2003 were $16.3 million compared to $10.9 million during the same period of 2002. Gross profit in the six months was $14.9 million, or 91% of net revenues, compared to $9.0 million, or 83% of net revenues, in the six months of the prior year. The Company's total operating expenses for the first six months were $15.5 million, compared to total operating expenses of $12.7 million during the six months of the prior year. The Company's loss from operations was $0.6 million for the first six months of 2003 compared to $3.7 million during the same period of 2002. The net loss for the first six months was $0.9 million, compared to a net loss of $4.2 million reported for the same period of 2002. Net loss applicable to common stockholders was $1.8 million, or $0.05 per share, compared to a net loss of $4.7 million, or $0.12 per share, reported for the same period of 2002. Results for the first six months of 2003 included charges for lease exit costs, stock option compensation, and asset impairment of $0.4 million, $0.3 million, and $0.1 million, respectively. There were no similar charges in the same period of 2002.


FINANCIAL CONDITION

At June 30, 2003, the Company had cash and cash equivalents of $5.9 million compared to $4.9 million at December 31, 2002. Accounts receivable, net of allowances for doubtful accounts, were $5.1 million at June 30, 2003 compared to $4.9 million at the end of 2002. Current liabilities totaled $12.3 million at June 30, 2003 compared to $11.9 million at the end of 2002.


REVENUE FROM CONSUMER PACKAGED GOODS ADVERTISERS SOARS

Consumer packaged goods (CPG) brands significantly increased their use of CoolSavings' solutions in the first half of 2003, demonstrating the growing acceptance of both the CoolSavings' service and the effectiveness of the Internet in achieving strategic marketing objectives. CoolSavings grew its CPG-based revenue in the second quarter of 2003 by nearly 200% compared to the same period of the prior year. In addition, in the second quarter the Company surpassed its record for printable coupon clips by more than 32% over the previous high established in the first quarter of 2003. Comparing the second quarters of 2003 and 2002, printable coupon clips increased by 201%.

In addition to printable couponing, CPG manufacturers utilized CoolSavings' Lead Generation, Product Sampling, Category Newsletters and Targeted E-mail services to reach interested consumers and achieve a wide variety of marketing objectives. Leading CPG brands using the CoolSavings service in the first half of 2003 include Pampers, Keebler, Campbell's, Nestle' Toll House, Maybelline, Lean Cuisine, Crest, Oil of Olay, Kraft, SC Johnson, Blue Bunny, Centrum and Advil among others.


MEMBERSHIP ACTIVITY

Member activity showed continued momentum during the second quarter of 2003. CoolSavings registered nearly 2 million new members to its opt-in consumer database, driven by an expansive online marketing campaign that placed the Company among the top ten advertisers on the Internet according to Nielsen/NetRatings.* Further, CoolSavings recorded more than 18.5 million member visits in the second quarter--an increase of 9% from the same period in 2002. Of the 27 million unique households who have registered with CoolSavings since February 1997, nearly 12 million were active during the twelve-month period ended June 30, 2003.






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


GROWTH OF CORE AND NEW SERVICES

The continued growth of its core and new service offerings was a key factor in CoolSavings' overall success and revenue growth in the first half of 2003, particularly in the second quarter. Among its core services, CoolSavings' Lead Generation product--which enables companies to collect contact information from interested, opt-in consumers--increased its revenue in the second quarter of 2003 by 110% over the same period of the prior year. Significant factors in the growth of revenue from Lead Generation include strong content from top-name household brands and improvements in usability for consumers.

CoolSavings' Select Response service, introduced in late 2001, also showed strong growth in revenue, increasing 83% over the second quarter of 2002. Through Select Response, advertisers gain typical consumer response rates of 10-25% by delivering highly targeted e-mail or direct mail to pre-qualified consumers who answer customized survey questions. In the first half of 2003, CoolSavings collected more than 80 million consumer answers to Select Response survey questions.

In addition, the CoolSavings Marketing Network, the Company's Internet coupon distribution network, continued to expand its roster of top distribution partners with the inclusion of major portal Yahoo!, lifestyle sites iVillage.com and Recipes4Living.com, the Roanoke Times newspaper site, and top grocery retailers Meijer, BiLo Foods of Pennsylvania, Quality Markets, Big Bear Food & Pharmacy, P&C Food & Pharmacy, Piggly Wiggly Fresh Brands and the Department of Defense's Defense Commissary Agency, which sells groceries to U.S. military personnel and their families.


BUSINESS OUTLOOK

The following statements are based on current expectations, are forward-looking and actual results may differ materially. See "Cautionary Note Regarding Forward-Looking Statements" below.

CoolSavings is revising its current projection for full year 2003 revenue growth to 25%, replacing its previously announced projected growth of over 19%. The Company continues to target positive income from its operations for 2003. This forecast includes a total increase in headcount of up to 15% in sales, marketing and technology as the Company looks to develop new products and services during the second half of 2003. Although there are many factors that are outside of the Company's control that may negatively impact its ability to achieve these forecasts, the Company believes they are reasonable if the economy remains consistent or improves.


ABOUT COOLSAVINGS

CoolSavings is an online direct marketing and media company that provides smarter solutions to help marketers reach their target consumers. Combining a broad distribution network, sophisticated analytics and proprietary technology, CoolSavings enables a wide variety of advertisers to identify and engage their best customers using highly targeted services such as printable couponing, lead generation, e-mail, category newsletters, direct mail and product sampling. CoolSavings' popular consumer savings destination, coolsavings.com, is ranked the #1 coupon site on the Internet by Nielsen NetRatings.** As of June 2003, more than 27 million U.S. households have registered with the CoolSavings service, with nearly 12 million users active in the last 12 months.

     * As reported by the Nielson NetRatings in a June 17 press release. The Company ranked #9 in the May 2003 report; data is not yet available for June 2003.

     **    Neilson/NetRatings, May 2003.

CoolSavings is a registered trademark of CoolSavings, Inc. Other product and company names herein may be trademarks of their respective owners.

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


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding CoolSavings' business that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements under "Business Outlook" and other statements regarding the Company's expectations, beliefs, hopes, intentions or strategies. Where possible, such forward-looking statements have been identified by use of words such as "project", "target," "forecast," "believe," "expects," and similar expressions. Known and unknown risks, uncertainties and other factors, both general and specific to the matters discussed in this press release, may cause CoolSavings' actual results and performance to differ materially from the future results and performance expressed in, or implied by, such forward-looking statements. These risks, uncertainties, and other factors include, without limitation, the Company's ability to obtain additional debt and/or equity financing, the uncertainties related to CoolSavings' unproven business model in a rapidly evolving marketplace, and CoolSavings' ability to protect its patents, trademarks and propriety rights. For further discussion of some of the risks, uncertainties and other factors which could cause actual results and performance to differ from those expressed in, or implied by, the forward-looking statements, see "Risk Factors" in CoolSavings' Form 10-K for the year ended December 31, 2002, as filed with the SEC. Except as expressly required by the federal securities laws, CoolSavings undertakes no obligation to update or revise any forward-looking statements as a result of new information, future events or developments, changed circumstances, or any other reason.




Contacts:

Melissa Rabin                     Mary Scholz Barber
CoolSavings, Inc.                 Kupper Parker Communications
(312) 224-5153                    314-290-2013
melissa@coolsavings.com           mbarber@kupperparker.com


































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


                           COOLSAVINGS, INC.
                       STATEMENTS OF OPERATIONS
                              (Unaudited)
            (in thousands, except share and per share data)



                                FOR THE               FOR THE
                          THREE MONTHS ENDED      SIX MONTHS ENDED
                        --------------------------------------------
                           JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                            2003       2002       2003       2002
                         ---------- ---------- ---------- ----------
Revenue:
  e-marketing services. .$    8,580 $    5,052 $   16,129 $   10,749
  License royalties . . .        66         74        141        140
                         ---------- ---------- ---------- ----------
Net revenues. . . . . . .     8,646      5,126     16,270     10,889
Cost of revenues. . . . .       601        914      1,389      1,898
                         ---------- ---------- ---------- ----------
Gross profit. . . . . . .     8,045      4,212     14,881      8,991
                         ---------- ---------- ---------- ----------
Operating expenses:
  Sales and marketing . .     4,560      2,632      8,955      6,127
  Product development . .       723        923      1,477      1,995
  General and adminis-
    trative . . . . . . .     2,405      2,065      4,632      4,551
  Lease exit costs. . . .       148      --           357      --
  Loss on asset impair-
    ment. . . . . . . . .     --         --            81      --
                         ---------- ---------- ---------- ----------
Total operating expenses.     7,836      5,620     15,502     12,673
                         ---------- ---------- ---------- ----------
Income (loss) from
  operations. . . . . . .       209     (1,408)      (621)    (3,682)

Other income (expense):
  Interest and
    other income. . . . .         6         11         25         25
  Interest expense. . . .      (142)      (299)      (281)      (584)
                         ---------- ---------- ---------- ----------
Total other income
  (expense) . . . . . . .      (136)      (288)      (256)      (559)
                         ---------- ---------- ---------- ----------
Income (loss) before
  income taxes. . . . . .        73     (1,696)      (877)    (4,241)
Income taxes. . . . . . .     --         --         --         --
                         ---------- ---------- ---------- ----------
Net income (loss) . . . .        73     (1,696)      (877)    (4,241)

Cumulative dividend on
  Series B Preferred
  Stock . . . . . . . . .      (477)      (209)      (945)      (413)
                         ---------- ---------- ---------- ----------
Loss applicable to
  common stockholders . .$     (404)$   (1,905)$   (1,822)$   (4,654)
                         ========== ========== ========== ==========

Basic and diluted net
  loss per share. . . . .$    (0.01)$    (0.05)$    (0.05)$    (0.12)
                         ========== ========== ========== ==========

Weighted average shares
  used in the calculation
  of basic and diluted
  net loss per share. . .39,101,022 39,093,660 39,097,362 39,093,660
                         ========== ========== ========== ==========



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